Exhibit 99.7

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the proxy statement/prospectus on Form S-4 of Crown PropTech Acquisitions (the “proxy statement/prospectus”), as filed with the U.S. Securities and Exchange Commission, as may be amended from time to time, as a nominee to the board of directors of New Brivo (as defined in the proxy statement/prospectus). I also consent to the filing of this consent as an exhibit to such proxy statement/prospectus and any amendments thereto.

/s/ Tracy LaQuey Parker
Tracy LaQuey Parker

Dated: March 28, 2022